As Filed with the Securities and Exchange Commission on January 10, 2000
                                                      Registration No. 333-92509
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------


                               COMCAST CORPORATION
             (Exact name of Registrant as specified in its charter)

               Pennsylvania                         23-1709202
        (State or jurisdiction of                (I.R.S. Employer
      incorporation or organization)          Identification Number)

                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                                 (215) 665-1700
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

               John R. Alchin, Senior Vice President and Treasurer
                               Comcast Corporation
                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                                 (215) 665-1700
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                -----------------

                          Copies of communications to:
                               Richard A. Drucker
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000
                                -----------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ] _______


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                -----------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated January 10, 2000



PROSPECTUS




                                69,830,280 shares
                               COMCAST CORPORATION
                          Class A Special Common Stock


                                -----------------

This prospectus relates to the sale of up to 69,830,280 shares of Class A Special Common Stock, par value $1.00 per share, of Comcast Corporation by the selling stockholders identified in this prospectus. These shares are being acquired by the selling stockholders in a private placement exempt from registration pursuant to federal and state securities laws in connection with the acquisition of Lenfest Communications, Inc. by Comcast Corporation.

                                -----------------

The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices or negotiated prices.

                                -----------------


The Class A Special Common Stock is included for quotation in The Nasdaq National Market under the symbol "CMCSK." On January 7, 2000, the last sale price of the Class A Special Common Stock was $44.94 per share.


                                -----------------

Investing in the Class A Special Common Stock involves certain risks. See "Risk Factors" beginning on Page 3.

                                -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 10, 2000

                                TABLE OF CONTENTS
                                                                            Page
Risk Factors..................................................................3
Special Note Regarding Forward-Looking Statements.............................4
Comcast Corporation...........................................................4
Use of Proceeds...............................................................5
Selling Stockholders..........................................................5
Plan of Distribution..........................................................6
Legal Matters.................................................................7
Experts.......................................................................7
Available Information.........................................................7
Incorporation of Certain Documents by Reference...............................7



                                -----------------

In this prospectus, "Comcast," the "company," "we," "us" and "our" refer to Comcast Corporation and its subsidiaries. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Class A Special Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A Special Common Stock.

                                -----------------



Comcast was incorporated in Pennsylvania in 1969. Our principal executive offices are located at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148 and our telephone number is (215) 665-1700. Our world wide web site address is www.comcast.com. The information posted on our web site is not incorporated by reference in this prospectus.


                                -----------------

                                  RISK FACTORS

     You should carefully review the information contained in this prospectus and the other reports we file with the SEC, but should particularly consider the following matters.

Our Ability to Successfully Integrate Our New Cable Communications Operations Will Affect Our Future Results of Operations.

     We recently have entered into a series of transactions which will substantially increase the size and scope of our cable operations over the next several years. These transactions will result in an increase in the number of subscribers we serve from approximately 5.7 million, as of September 30, 1999, to approximately 8.2 million. We will be acquiring systems in new communities in which we do not have established relationships with the local franchising authority, community leaders or cable subscribers. Further, a substantial number of new employees must be integrated into our business practices and operations. Our results of operations may be significantly affected by our ability to efficiently and effectively manage these changes.

We Face a Wide Range of Competition in Areas Served by Our Cable Systems, Which Could Affect Our Future Results of Operations.

     Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with our cable communications services. Some local telephone companies provide or have announced plans to provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities.

     Recently enacted federal legislation establishes, among other things, a permanent compulsory copyright license that permits satellite carriers that offer broadcast satellite service, such as DirectTV and Echostar, to retransmit local broadcast television signals to subscribers who reside inside the local television station's market. These companies have already begun transmitting local broadcast signals in certain major television markets and have announced their intention to expand this local television broadcast retransmission service to other domestic markets. With this legislation, satellite carriers become more competitive to cable operators like us because they are now able to offer programming which more closely resembles what we offer. We are unable to predict the effects of this legislation and these competitive developments on our business and operations.

Our Competition May Increase Because of Technological and Other Advances, Which Could Affect Our Future Results of Operations.


     Recently, a number of companies, including telephone companies and Internet service providers have asked local authorities and the FCC to require cable operators to provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services directly to customers over cable facilities. In response, several local jurisdictions attempted to impose these capacity obligations on several cable operators. Various cable companies, including us, have initiated litigation challenging these municipal requirements. In addition, two antitrust lawsuits have been filed in federal courts alleging that Comcast and other cable companies have improperly refused to allow their cable facilities to be used by certain Internet service providers to serve their customers. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue. In addition, several telephone companies are introducing Digital Subscriber Line technology, known as DSL, which will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines.


     We expect other advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment to occur in the future. Other new technologies and services may develop and may compete with services that our cable communications systems offer. The success of these ongoing and future developments could have a negative impact on our business and operations.

Our Cost of Providing Programming May Increase.

     We generally pay either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Our programming costs are increased by increases in the number of subscribers, expansion of the number of channels provided to customers, and increases in contract rates from programming suppliers. Our programming contracts are generally for a fixed period of time and are subject to negotiated renewal. We anticipate that future contract renewals will result in programming costs that are higher than our costs today, particularly for sports programming, which could make our service less competitive.

We Face Competition in Electronic Retailing from the Retail Industry and Other Satellite-Transmitted Programs, Which Could Affect QVC's Future Results of Operations.

     QVC, our electronic retailing subsidiary, is a domestic and international electronic media general merchandise retailer which produces and distributes merchandise-focused television programs, via satellite, to affiliated video program providers for retransmission to subscribers. QVC operates in a highly competitive environment. As a general merchandise retailer, QVC competes for consumer expenditures and interest with the entire retail industry, including department, discount, warehouse and specialty stores, mail order, Internet and other direct sellers, shopping center and mall tenants and conventional retail stores. On television, QVC competes with other satellite-transmitted programs for channel space and viewer loyalty. Many systems have limited channel capacity and therefore may be precluded from carrying the QVC program.

The QVC Program May Experience Transmission Failures, Which Could Significantly Affect QVC's Future Results of Operations.

     A transponder on a communications satellite transmits the QVC domestic signal. QVC subleases transponders for the transmission of its signals to the UK and Germany and has made arrangements for redundant coverage through other satellites in case of a failure. An interruption or termination of satellite transmission due to transponder failure could have a material adverse effect on QVC's future results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The cable communications industry and the provision of programming content may be affected by, among other things:

     o    changes in laws and regulations;

     o    judicial and administrative decisions;

     o    changes in the competitive environment;

     o    changes in technology;

     o    franchise related matters;

     o market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes;

     o    demand for the programming content we
          distribute or the willingness of other video program providers to carry our content; and

     o    general economic conditions.

     In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and our future financial performance. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should", "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

                              COMCAST CORPORATION

     We are principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC. We are currently the third-largest cable communications system operator in the United States and are in the process of implementing high-speed Internet access service and digital video applications to enhance the products available on our cable networks.

     Our consolidated cable operations served approximately 5.7 million subscribers and passed approximately 9.4 million homes in the United States as of September 30, 1999. We have entered into a series of transactions whereby we will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2.5 million cable subscribers over the next twelve to eighteen months. Upon completion of these pending transactions, we will serve approximately 8.2 million subscribers.


     We provide programming content through our majority-owned subsidiaries, QVC, Inc. and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, we market a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of September 30, 1999, QVC is available, on a full and part-time basis, to over 73.6 million homes in the United States, over 7.7 million homes in the United Kingdom and Ireland and over 15.0 million homes in Germany.

     We are a Pennsylvania corporation that was organized in 1969. We have our principal executive offices at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. The information posted on our web site is not incorporated into this prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares being offered by the selling stockholders.


                              SELLING STOCKHOLDERS

     The shares offered hereby may be offered by the selling stockholders named herein or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The table below sets forth certain information with respect to the selling stockholders listed below and their beneficial ownership of shares of Class A Special Common Stock as of November 30, 1999, after giving effect to the acquisition of Lenfest Communications, Inc. by Comcast Corporation. Except as specified in the table below, none of the selling stockholders or their affiliates hold any positions, or offices or had any other material relationships with us, or any of our predecessors or affiliates, during the past three years. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.


                                         Shares of
                                          Class A       Percentage of
                                          Special        Outstanding
                                        Common Stock      Shares of
                                        Owned Prior    Class A Special
Name                                  to the Offering   Common Stock
------------------------------------- ---------------  ---------------
H.F. Lenfest                             30,655,494         3.90%
H. Chase Lenfest                         13,058,262         1.66
Brook J. Lenfest                         13,058,262         1.66
Diane Lenfest Myer                       13,058,262         1.66

     The selling stockholders may sell all or part of the shares registered hereunder and as a result no estimate can be given as to the number of shares that will be held by any selling stockholder upon termination of any offering made hereby.

     All of the shares that may be sold hereunder are being acquired by the selling stockholders in a private placement exempt from registration pursuant to federal and state securities laws in connection with the acquisition of Lenfest Communications, Inc. by Comcast Corporation. The shares are being registered by us pursuant to a registration rights agreement between us and the selling stockholders listed above, dated as of November 16, 1999.

     Pursuant to the registration rights agreement, we agreed to prepare and file with the SEC a registration statement providing for the sale by the selling stockholders of shares from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. Under the terms of the registration rights agreement, we agreed to pay the fees and expenses incurred in connection with the registration; provided, however, that we shall not pay certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders or any underwriting discount or commissions, selling or placement agent or broker fees and commissions, or transfer taxes, if any, in connection with the sale of securities by the selling stockholders.

                              PLAN OF DISTRIBUTION

     Any distribution hereunder of the shares by the selling stockholders may be effected from time to time in one or more of the following transactions:

     o through brokers, acting as principal or agent, in transactions (which may involve block transactions) on NASDAQ or otherwise, in special offerings, in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices,

     o to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time),

     o directly or through brokers or agents in private sales at negotiated prices,

     o to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder,

     o   through put or call options transactions relating to the shares,

     o   through short sales of shares or

     o   by any other legally available means.

     Also, offers to purchase shares may be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions under the Securities Act of 1933, as amended, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders may effect sales of shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     At the time a particular offering of any shares is made hereunder, to the extent required by law, a prospectus supplement will be distributed which will set forth the amount of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for any shares purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or filed or paid to dealers. The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers, if any. The selling stockholders also may, from time to time, authorize dealers, acting as selling stockholders' agents, to solicit offers to purchase the shares upon the terms and conditions set forth in any prospectus supplement.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers.

     We have been advised that, as of the date hereof, the selling stockholders have made no arrangements with any broker for the sale of their shares. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the shares may be considered "underwriters" as that term is defined by the Securities Act of 1933, as amended, although the selling stockholders disclaim such status. Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities that may be incurred in connection with the sale of the shares under this prospectus. In addition, the selling stockholders have agreed to indemnify us against certain liabilities. The registration rights agreement also provides for rights of contribution if such indemnification is not available. We have agreed to pay certain expenses incident to the registration statement and the sale of the shares hereunder to the public, other than certain internal administrative and similar costs of the selling stockholders, legal fees and expenses of counsel for the selling stockholders and any underwriting discount and commissions, selling or placement agent or broker fees or commissions, and transfer taxes, if any, in connection with the sale of securities by the selling stockholders. We will not receive any proceeds from any sales of the shares pursuant to this prospectus.

     Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our Class A Special Common Stock by the selling stockholders.

                                  LEGAL MATTERS

     The validity of the shares of Class A Special Common Stock in respect of which this prospectus is being delivered will be passed on for Comcast by Arthur
R. Block, Esquire, Senior Deputy General Counsel of the company.

                                     EXPERTS

     Our consolidated financial statements and consolidated financial statement schedules in our annual report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon and incorporated herein by reference.

     Such consolidated financial statements and consolidated financial statement schedules have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of QVC, Inc. and subsidiaries, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below, each of which is filed under SEC File No. 000-06983, and any future filings made with the SEC under

Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus:

     o   Our annual report on Form 10-K for the year ended December 31, 1998;

     o Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


     o Our current reports on Form 8-K dated December 23, 1999, December 22, 1999, December 13, 1999, November 16, 1999, November 16, 1999, November 16, 1999, November 2, 1999, October 12, 1999, August 9, 1999, July 7,
         1999, May 26, 1999, May 26, 1999, May 4, 1999, April 7, 1999, March 22,
         1999, March 9, 1999, March 9, 1999 and January 20, 1999; and


     o The description of our Class A Special Common Stock contained in the first amendment to our registration statement on Form 8-A/A dated July 16, 1996.

     We will provide free copies of any of those documents, if you write or telephone us at: 1500 Market Street, Philadelphia, Pennsylvania 19102-2148,
(215) 665-1700.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution

     The following is a statement of estimated expenses to be paid by Comcast Corporation (the "Registrant") in connection with the issuance and distribution of the securities being registered.


SEC registration fee.............................................. $   845,139
Printing and engraving expenses...................................      75,000
Legal fees and expenses of Comcast................................      50,000
Accountants' fees and expenses....................................      25,000
Miscellaneous.....................................................       4,861
                                                                     ---------
     Total........................................................ $ 1,000,000
                                                                     =========

Item 15.  Indemnification of Directors and Officers

     Sections 1741 through 1750 of Subchapter C, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expense that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Sections 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the stockholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741-1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741-1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     For information regarding provisions under which a director or officer of the Registrant may be insured or indemnified in any manner against any liability which he may incur in his capacity as such, reference is made to Article VII of the Registrant's By-Laws.

Item 16.  Exhibits

     The following exhibits are filed as part of the registration statement:



     Exhibit
     Number      Description
     -------     -----------


       5.1       Opinion of Arthur R. Block, Esquire.


      23.1       Consent of Deloitte & Touche LLP.

      23.2       Consent of KPMG LLP.


      23.3       Consent of Arthur R. Block, Esquire (included in Exhibit 5.1).

      24.1*      Power of Attorney.

* Previously filed.


Item 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Pennsylvania on the 10th day of January, 2000.


                                   COMCAST CORPORATION


                                   By: /s/ John R. Alchin
                                      -----------------------------------------
                                      John R. Alchin, Senior Vice President and
                                      Treasurer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed below by the following persons in the capacities indicated and on the 10th day of January, 2000.


          Signature                                Title
          ---------                                -----



*                                     Chairman of the Board of Directors
---------------------------------     and Director
Ralph J. Roberts


*                                     Vice Chairman and Director
---------------------------------
Julian A. Brodsky


*                                     President (Principal Executive
---------------------------------     Officer) and Director
Brian L. Roberts


*                                     Executive Vice President
---------------------------------     (Principal Accounting Officer)
Lawrence S. Smith


/s/ John R. Alchin                    Senior-Vice-President and Treasurer
---------------------------------     (Principal Financial Officer)
John R. Alchin


*
---------------------------------     Director
Gustave G. Amsterdam

          Signature                                Title
          ---------                                -----


*                                     Director
---------------------------------
Sheldon M. Bonovitz


*                                     Director
---------------------------------
Joseph L. Castle II


*                                     Director
---------------------------------
Bernard C. Watson


*                                     Director
---------------------------------
Irving A. Wechsler


*                                     Director
---------------------------------
Anne Wexler


*By: /s/ John R. Alchin
    -----------------------------
         John R. Alchin,
         Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit No.     Document
-----------     --------


5.1             Opinion of Arthur R. Block, Esquire.


23.1            Consent of Deloitte & Touche LLP.

23.2            Consent of KPMG LLP.


23.3            Consent of Arthur R. Block, Esquire (included in Exhibit 5.1).

24.1*           Power of Attorney.

* Previously filed.





                                      E-1